Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of RetinalGenix Technologies Inc. on Post-Effective Amendment No. 9 on Form S-1 of our report dated March 31, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of RetinalGenix Technologies Inc. as of December 31, 2024 and 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Liebman Goldberg & Hymowitz LLP

Liebman Goldberg & Hymowitz LLP

Garden City, New York

June 20, 2025